EXHIBIT 99.1

News Release

FOR IMMEDIATE RELEASE	Monday, May 4, 2009

Gannett Announces Extension of Early Participation Date in Private Exchange Offer for 5.75% Notes due 2011 and 6.375% Notes due 2012; Waiver of Minimum Tender Condition for 2011 Notes

McLEAN, VA – Gannett Co., Inc. (NYSE: GCI) today announced that the early participation date in respect of its previously announced private exchange offer for its 5.75% Notes due 2011 (the “2011 notes”) (CUSIP No. 364725AE1) and its 6.375% Notes due 2012 (the “2012 notes”) (CUSIP No. 364725AC5) (collectively, the “Old Notes”) has been extended until 5:00 p.m., New York City time, on May 5, 2009 (the “Early Participation Date”).

As of May 1, 2009, according to Global Bondholder Services Corporation, the depositary for the exchange offer, the Company received valid tenders from holders of approximately $44 million aggregate principal amount of 2011 notes and approximately $189 million aggregate principal amount of 2012 notes. Holders who validly tender on or prior to the Early Participation Date, and whose Old Notes are accepted for exchange, will be eligible to receive an “early participation payment” of $30.00 for each $1,000 principal amount of Old Notes tendered.

The Company also today announced that it has waived the exchange offer’s minimum tender condition with respect to the 2011 notes. This minimum tender condition required that the Company receive valid tenders, not validly withdrawn, of 2011 notes exchanged for at least $100,000,000 aggregate principal amount of 10% Senior Notes due 2015. As a result, the Company will accept for payment any and all Old Notes that were validly tendered and not withdrawn in the exchange offer upon the terms and subject to the conditions set forth in the offering memorandum dated April 7, 2009, as amended and supplemented, and the related Letter of Transmittal, except that the minimum tender condition with respect to the 2011 notes will not apply.

The withdrawal date relating to the Old Notes occurred at 5:00 p.m., New York City time, on April 21, 2009. Old Notes previously tendered may not be withdrawn. Unless extended, the expiration date of the exchange offer will be at 5:00 p.m., New York City time, on May 5, 2009 and the settlement date will occur on May 7, 2009.

Pursuant to the terms of the exchange offer, eligible holders of Old Notes may tender their Old Notes until the expiration date and still be entitled to receive the tender offer consideration, including the early participation payment, if the Company accepts such Old Notes for exchange.

This press release is neither an offer to purchase nor a solicitation of an offer to sell the Old Notes or any other securities. The exchange offer is made only by the offering memorandum, as amended and supplemented, and the accompanying letter of transmittal.

About Gannett

Gannett is an international news and information company operating on multiple platforms including the Internet, mobile, newspapers, magazines and TV stations. Gannett is an Internet leader with hundreds of newspaper and TV Web sites; CareerBuilder.com, the nation’s top employment site; USATODAY.com; and more than 80 local MomsLikeMe.com sites. Gannett publishes 85 daily U.S. newspapers, including USA TODAY, the nation’s largest-selling daily newspaper, and more than 850 magazines and other non-dailies including USA WEEKEND. Gannett also operates 23 television stations in 19 U.S. markets. Gannett subsidiary Newsquest is the United Kingdom’s second largest regional newspaper company with 17 daily paid-for titles, more than 200 weekly newspapers, magazines and trade publications and a network of Web sites.

For investor inquiries, contact:

Jeff Heinz

Director, Investor Relations

(703) 854-6917

jheinz@gannett.com